Exhibit 6.3

Torch Securities, LLC

March 28, 2019

Zabala Farms Group, LLC

38625 Calistoga Drive, Suite 200

Murrieta, CA 92563

Attention: Jeremy Johnson, Chief Operations Officer

Re:	Private Placement of Securities of Zabala Farms Group, LLC

This letter confirms the agreement between Torch Securities, LLC (“Torch Securities” or “we” or “us”) and Zabala Farms Group, LLC, a Delaware limited liability company (the “Company” or “you”) as follows:

1. Engagement. The Company hereby engages Torch Securities to act as its sole lead placement agent in connection with the proposed private placement of equity, equity-linked or warrant securities (but excluding any venture loan or similar debt financing, even if including A warrant component) (the “Securities”) issued by the Company (the “Placement”),and we accept this engagement upon the terms and conditions set forth in this engagement letter (the “Agreement”).

During the term of our engagement, we will, as appropriate to the Placement:

•	consult with you in planning and implementing the Placement;

•	review the business and operations of the Company and its historical and projected financial condition;

•	assist you in preparing and distributing relevant documents we mutually agree are beneficial or necessary to the consummation of the Placement, including documents describing the Company, the Securities and the terms of the Placement (collectively, the “Offering Materials”);

•	assist you in preparing for due diligence conducted by prospective purchasers of the Securities;

•	assist you in identifying and contacting prospective purchasers of the Securities;

•	consult with you as to the structure and timing of the Placement; Member of FINRA

Member of FINRA

38625 Calistoga Dr. # 200, Murrieta, CA 92563

Zabala Farms Group, LLC

March 28, 2019

•	assist you in negotiating definitive documentation with prospective purchasers of the Securities and, if requested by you, participate in such negotiations; and

•	render such other financial advisory and investment banking services as may from time to time be agreed upon by Torch Securities and the Company.

You acknowledge and agree that our engagement pursuant to this letter does not constitute an agreement or a commitment, express or implied, by us or any of our affiliates to underwrite, purchase or place any Securities or otherwise provide any financing, nor an agreement by you to issue and sell any Securities. The Placement will be made by Torch Securities, if at all, on a “best efforts” basis.

You further acknowledge and agree that our services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Torch Securities, market conditions, the absence of adverse changes to the Company’s business or financial condition and other conditions that Torch Securities may deem appropriate for placements of such nature. During the term of this engagement, you will not make any commitment with any other person to sell Securities without our prior consent in connection with the Offering.

2.                                   Term. Our engagement shall automatically renew every six (6) months from the date of this engagement letter, unless extended in writing by Torch Securities and the Company. You or we may terminate our engagement under this Agreement prior to automatic expiration, with or without cause, upon ten (10) days’ written notice to the other party; provided, however, no such notice may be given by you prior to 60 days from the date of this Agreement. Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company’s obligations to Torch Securities and certain related persons provided in Annex A, the Company’s obligation to pay Torch Securities fees and expenses as described in this Agreement, the confidentiality provisions of Section 9 ,the status of Torch Securities as an independent contractor, your representations, warranties and agreements, the limitation on to whom Torch Securities shall owe any duties, governing law, choice of forum, successors and assigns, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

3.                                   Fees and Expenses. For our services under this Agreement, you agree to pay us the following fees and reimburse the following expenses:

•	Placement Fee. A placement fee of (i) ten percent (10%) of the gross proceeds of all Securities sold in the Placement (including sales to any entity affiliated or associated with Torch Securities), payable to Torch Securities in cash at each closing.

•	Expenses. Reimburse all actual out-of-pocket expenses incurred by us relating to or arising from the Placement, including but not limited to fees and expenses of our legal counsel and accountants, travel costs, printing of Offering Materials, postage or shipment costs and similar items; provided, however, the amount of such reimbursable expenses shall not exceed one percent (1.0%) of the gross proceeds of the Placement.

Member of FINRA

38625 Calistoga Dr. # 200, Murrieta, CA 92563

Zabala Farms Group, LLC

March 28, 2019

4.                                     Indemnification and Contribution. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Torch Securities nor its affiliates, and the respective officers, directors, employees, agents and representatives of Torch Securities, its affiliates and each other person, if any, controlling Torch Securities or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Torch Securities will act under this engagement letter as an independent contractor with duties to the Company. Because Torch Securities will be acting on the Company’s behalf in this capacity, it is Torch Securities’ practice to receive indemnification. The Company and Torch Securities agree to the provisions with respect to the Company’s indemnity of Torch Securities and other matters set forth on Annex A attached hereto, the terms of which are here by incorporated into this agreement by reference in their entirety and made a part of this Agreement.

5.                                     Representations, Warranties and Agreements of the Company. Your present and warrant to, and agree with us, that:

(a)                                             The Company has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to an exemption from registration under the U.S. federal securities laws, or applicable state securities or “bluesky” laws. The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body.

(b)                                             The Company hereby warrants that the Offering Materials, and any other information relating to the Company or the Placement, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. The Company agrees to provide Torch Securities with (i) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the Offering Materials containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained there in, in the light of the circumstances under which they were made, not misleading, (ii) copies of any financial reports as soon as reasonably practicable and (iii) such other information concerning the business and financial condition of the Company as Torch Securities may from time to time reasonably request. Torch Securities will have the right to approve the Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Placement.

Member of FINRA

38625 Calistoga Dr. # 200,Murrieta, CA 92563

Zabala Farms Group, LLC

March 28, 2019

(c)                                             The Company acknowledges that Torch Securities will be using information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Torch Securities does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information.

(d)                                             The Company undertakes to provide Torch Securities with copies of all subscription or purchase agreements entered in to with investors, and to the extent not included in all such subscription or purchase agreements, all information otherwise known to the Company with respect to each investor that is relevant for purposes of compliance by Torch Securities with its filing obligations under Financial Industry Regulatory Authority (“FINRA”) Rule5123.

(e)                                             The Company may engage in general solicitation or general advertising in connection with the Placement; provided, however, all Offering Materials shall be submitted to and approved by us before publication and all Securities sold in the Placement will be sold only by an officer of the Company or a registered agent of Torch Securities.

(f)                                              At each closing, you will permit us to rely on the representations and warranties of the Company. The Company will cause to be furnished to Torch Securities and the purchasers of the Securities, on each closing date of the Placement, copies of such opinions of counsel and such other documents, letters, certificates and opinions as Torch Securities or the purchasers may reasonably request inform and substance reasonably satisfactory to Torch Securities and its counsel and the purchasers and their counsel.

6. Representations, Warranties and Agreements of Torch Securities. We represent and warrant to, and agree with you, that:

(a)                                             Torch Securities is a broker-dealer registered with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and is a member firm of FINRA, and at all times relevant to this engagement, will maintain such registration and membership.

(b)                                             Torch Securities will offer the Securities only to “accredited investors,” as defined in Rule 501under the Securities Act of 1933, as amended (the “Securities Act”).

(c)                                             Torch Securities may engage in general solicitation or general advertising in connection with the Placement.

7. Compliance with Law. It is understood that the Company intends the Placement to take the form of a private investment in private equity Securities. The Company shall comply with all federal and state securities or blue sky laws, rules and regulations relating to the offer and sale of the Securities.

Member of FINRA

38625 Calistoga Dr. # 200, Murrieta, CA 92563

Zabala Farms Group, LLC

March 28, 2019

8.                                 Confidentiality and Disclosure. We agree to use all material non-public information provided to us by you or on your behalf solely for the purpose of providing the services that are the subject of this Agreement and, except as otherwise required by law, regulation or legal process, to treat all such information confidentially and not disclose such information to any third party without the Company’s consent, other than to our affiliates and our respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Placement or any other services provided by us or our affiliates to you and your affiliates. We accept responsibility for compliance with the provisions of this paragraph by the persons referred to above. This undertaking by us will automatically terminate one (1) year following the earlier of completion of the Placement or termination of our engagement hereunder.

The Company agrees that any information or advice, written or oral, rendered by Torch Securities or its representatives in connection with this engagement letter is solely for the confidential use of the Company and/or the Board of Directors of the Company and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose, reproduce, disseminate, quote or otherwise refer to such advice or information in any manner without Torch Securities prior written consent.

9.                                 No Third Party Beneficiaries. The Company acknowledges and agrees that Torch Securities has been retained to act as exclusive placement agent to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Torch Securities is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against Torch Securities or its affiliates, or their respective directors, officers, employees or agents. Accordingly, no other person (other than the Indemnified Persons set forth in Annex A attached hereto) will acquire or have any rights by virtue of this Agreement.

10.                              Independent Contractor. Torch Securities shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company. You acknowledge that nothing in this Agreement is intended to create duties to you or your creditors or security holders beyond those expressly provided for in this Agreement, and we and you specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party.

11.                              Torch Securities Affiliates; Conflicts; Exculpation. At Torch Securities discretion, any right set forth herein may be exercised, and any services to be provided by Torch Securities may be provided, by an affiliate of Torch Securities. The Company hereby agrees that Torch Securities and/or any affiliate or employee of Torch Securities will have the right, but not the obligation, to purchase Securities for its own account and that any such purchase will not constitute a conflict of interest for purposes of Torch Securities engagement hereunder.

You acknowledge that we are a securities firm engaged in the sale of private securities trading and brokerage activities.

Member of FINRA

38625 Calistoga Dr. # 200, Murrieta, CA 92563

Zabala Farms Group, LLC

March 28, 2019

You also acknowledge that we and our affiliates have no obligation to use in connection with this engagement or to furnish you confidential information obtained from other companies.

Furthermore, you acknowledge we may have fiduciary or other relationships whereby we will sale securities of other companies to potential investors or others with interests in respect of their Placements. You acknowledge that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regardless this Agreement to our relationship with you hereunder.

You acknowledge that we are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. You should consult with your own advisors concerning such matters and are responsible for making your own independent investigation and appraisal of the transactions contemplated by this Agreement, and we have no responsibility or liability to you with respect to such matters.

12.                                  Publicity. The Company acknowledges that upon completion of the Placement, Torch Securities may, at its own expense, disseminate or place an announcement in one or more media forums as it may choose, stating that Torch Securities has acted as sole lead placement agent to the Company in connection with such Placement.

13.                                  Amendments and Successors. This Agreement may not be waived, amended, modified or assigned, in anyway, in whole or in part, including by operation of law, without the prior written consent of the Company and Torch Securities, except that this Agreement shall be deemed to be automatically assigned to any successor in interest of the Company or Torch Securities or otherwise by operation of law. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and Torch Securities. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

14.                                  Entire Agreement. This Agreement constitutes the entire agreement between Torch Securities and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement.

15.                                  Counterparts. This Agreement may be executed in any number of counterparts.

16.                                  No Brokers. The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Torch Securities hereunder.

17.                                  Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of California, without regard to its conflict of law principles. You and whereby waive all right to trial by jury in any action, proceeding, or counter claim (whether based upon contract, to or otherwise) in connection with any dispute arising out of this Agreement or any matters contemplated by this Agreement.

Member of FINRA

38625 Calistoga Dr. # 200, Murrieta, CA 92563

Zabala Farms Group, LLC

March 28, 2019

18. Venue. Both Torch Securities and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in courts of the Superior Courts of the State of California located in Orange County, or in the United States District Court for the Central District of California, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the Superior Courts of the State of California located in Orange County, or in the United States District Court for the Central District of California in any such suit, action or proceeding. Torch Securities and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Superior Courts of the State of California located in Orange County, or in the United States District Court for the Central District of California and agree that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Torch Securities mailed by certified mail to Torch Securities’ address shall be deemed in every respect effective service process upon Torch Securities, in any such suit, action or proceeding.

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this engagement letter, which shall there upon constitute a binding Agreement.

Sincerely,

TORCH SECURITIES, LLC

IMAGE OMITTED

By: /s/ Tom O’Driscoll
Tom O’Driscoll

Managing Director

Agreed and accepted as of the date hereof.

3/28/2019 I 2:04 PM PDT

ZABALA FARMS GROUP, LLC

By: /s/ Jeremy Johnson

Jeremy Johnson

Chief Operations Officer

Member of FINRA

38625 Calistoga Dr. # 200, Murrieta, CA 92563

Annex A to Engagement Letter

You agree to (i) indemnify and hold harmless us, our affiliates (within the meaning of the Securities Act of 1933, as amended), and each of our respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) (each of Torch Securities and such other person or entity is herein after referred to as an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising in any manner out of or in connection with our engagement or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the “Agreement”), regardless of whether any of such Indemnified Persons is a party thereto, and (ii) immediately upon request reimburse an Indemnified Person for such person’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including without limitation, usual and customary per diem compensation for any Indemnified Person’s involvement in discovery proceedings or testimony), whether or not such action, inquiry, proceeding or investigation is initiated or brought by you, your creditors or stockholders, or any other person. You are not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct. To the extent that any prior payment you made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person’s gross negligence or willful misconduct, such Indemnified Person will promptly pay you such amount.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Placement, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and you as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Placement exceed the amount of the fee actually received by us pursuant to this Agreement. The respective relative benefits received by us and you in connection with any Placement will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Torch Securities in connection with the Placement bears to the aggregate consideration paid or proposed to be paid in the Placement, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect there of is to be made against you pursuant to this letter, notify you in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which you may have to any Indemnified Person, except your obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that you suffer actual prejudice as a result of such failure, but will not relieve you from your obligation to provide reimbursement of expenses and any liability which you may have to an Indemnified Person otherwise than hereunder. If you so elect, you may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, provided you permit an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense. Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and you agree to pay the fees and disbursements of such separate counsel as incurred; provided however, that you will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of us and each other Indemnified Person from all liability and obligations arising there from. Without your prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that you reimburse the Indemnified Person for fees and expenses as provided in this Agreement, you agree that you will be liable for any settlement of any proceeding effected without your prior written consent if (i) such settlement is entered into more than 30 days after receipt by you of the request for reimbursement, and (ii) you will not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

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You also agree that no Indemnified Person will have any liability to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses you incur which have been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, will any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

You acknowledge that the indemnity, reimbursement and contribution obligations under this Annex A shall be in addition to and shall no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or equity.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.

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